AMENDMENT

 TO

 CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (“Amendment”), by and between NU-MED PLUS, INC., a Utah corporation (the “Company”) and Smith Corporate Services, Inc. (“SCS”) and is entered into on this 1st day of October 2014, on the following terms and conditions:

PREMISES:

A.

On November 19, 2012, the Company entered in a Consulting Agreement with SCS (the “Consulting Agreement”), which was to last for a period of one year.  In January 2014, the Consulting Agreement was amended to reflect additional services SCS was going to provide to the Company.

B.

The Company has had to rely on SCS and its staff services even more than anticipated this year to help with various corporate and strategic issues as the Company completes several designs and patent applications.  The Company anticipates through the balance of this year to need additional services of SCS and its staff to complete patent application, business development and design assistance.  The Company and SCS have been negotiating amending the Consulting Agreement to reflect the additional time commitments.  The parties have now reached an agreement on amending the Consulting Agreement and want to enter into this Amendment to set forth the terms of such extension.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1)   Amendment of Consulting Agreement and prior amendments.  The Consulting Agreement and prior amendment shall be amended by this Amendment, as set forth herein, to compensation SCS for its additional services to be provided to the Company through the balance of 2014.

2)

Compensation.  For services rendered under this Agreement, Consultant shall receive eight hundred thousand (800,000) shares of the Company's common stock.  All shares shall be deemed earned on the date of this Agreement.

3)   Other Inconsistent Provisions Hereby Amended.   Any other provisions of the Agreement which are inconsistent with the terms of this Amendment described above, shall be deemed to be amended consistent therewith.  All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

4)

Ratification.

Except as expressly amended hereby, the terms of the Consulting Agreement and all prior amendments thereto are hereby ratified and approved as originally written.

5)     Counterparts.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Capitalized terms not otherwise defined herein have the meanings given to such terms in the above referenced Consulting Agreement.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

NU-MED PLUS, INC.

By: /s/ Jeffrey L. Robins

      Name: Jeffrey L. Robins

      Title: President

Smith Corporate Services, Inc.

By: /s/ Karl Smith

     A Duly Authorized Officer